Natural Gas Services Group Announces Expansion of Credit Facility April 22, 2025 The increase of $100 million in commitments will support the Company’s continued growth, particularly in large horsepower and electric compression in the Permian Basin Midland, Texas, April 22, 2025 (GLOBE NEWSWIRE) -- Natural Gas Services Group, Inc. (“NGS” or the “Company”), a premier provider of natural gas compression equipment, technology, and services to the energy industry, announced today it has closed on a $100 million expansion of its existing credit facility (the “Facility”), bringing the total commitments to $400 million with an enlarged accordion of $100 million. The expanded Facility enhances the Company's financial flexibility and provides additional capital to support ongoing fleet growth, particularly in its large horsepower and electric drive rental compression units. “We are pleased to announce the expansion and amendment of our credit facility, particularly considering recent financial market volatility and general economic uncertainty. This additional capital supports continued investment in our large horsepower and electric drive rental equipment fleet as we continue to drive organic growth and market share gains while improving our customer experience. Additionally, the amended Facility provides improved economics and terms, including a 50 to 75 basis point reduction in interest rates at comparable leverage levels and a more flexible leverage covenant beginning mid-2026.” Mr. Jacobs continued, “On behalf of the entire Company, I want to thank our lenders, both existing and new. The amendment of our Facility, especially given markets conditions, reflects the confidence our lending partners have in our business and our future prospects. We remain focused on executing our strategic plan and driving value for all stakeholders. We look forward to reporting our first quarter 2025 results next month.” The amendment was effective as of April 18, 2025. About Natural Gas Services Group, Inc. (NGS) Natural Gas NGS is a leading provider of natural gas compression equipment, technology, and services to the energy industry. The Company rents, operates and maintains natural gas compressors for oil and gas production and processing facilities. In addition, the Company designs and assembles compressor units for rental to its customers and provides aftermarket services in the form of call-out services on customer-owned equipment as well as commissioning of new units for customers. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com. For More Information, Contact: Anna Delgado, Investor Relations (432) 262-2700 ir@ngsgi.com www.ngsgi.com Natural Gas Services Group, Inc. Exhibit 99.1